Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-162211, 333-65581 and 002-82253 on Forms S-3 and Registration Statement Nos. 333-60370, 333-60376, 333-60378, 333-60384, 333-38743, 333-38763, 333-28385, 333-28381, 333-77011, 333-143088, 333-143089 and 333-159160 on Forms S-8 of Cincinnati Bell Inc. and subsidiaries (the Company) of our report dated October 7, 2010, on our audit of the financial statements of Cyrus Networks, LLC, as of and for the year ended December 31, 2009. We also consent to the references to our firm under the captions, “Experts” and “Independent Registered Public Accounting Firms”.

/s/ BKD, LLP

Houston, Texas

October 7, 2010